Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Joint Proxy Statement/Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Blue Ridge Bankshares, Inc., of our report dated March 7, 2016 relating to our audits of the consolidated financial statements of Blue Ridge Bankshares, Inc. and subsidiaries, as of December 31, 2015 and 2014 and for the two years ended December 31, 2015, which appears in such Offering Statement.

We also consent to the reference to our firm under the heading “Experts” in such Offering Statement.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Harrisonburg, Virginia

May 18, 2016